Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ZAIS Group Holdings, Inc.

2 Bridge Ave, Suite 322

Red Bank, NJ 07701

We consent to the use of our report dated March 23, 2015, with respect to the Consolidated Statements of Financial Condition of ZAIS Group Parent, LLC as of December 31, 2014 and 2013 and the related Consolidated Statements of Comprehensive Income, Changes in Equity, Non-Controlling Interests and Redeemable Non-Controlling Interests and Cash Flows for the years ended December 31, 2014, 2013 and 2012, respectively, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus included in this Registration Statement on Form S-3.

/s/ KPMG LLP

Roseland, New Jersey
November 23, 2015